Exhibit 99.1

CAMBAC ANNOUNCES EXECUTION OF COFINA PLAN SUPPORT AGREEMENT
Advances Resolution of COFINA Title III Proceedings
NEW YORK, NY, August, 30, 2018 (GLOBE NEWSWIRE) -- Ambac Financial Group, Inc. (Nasdaq: AMBC) ("Ambac"), a holding company whose subsidiaries, including Ambac Assurance Corporation (“AAC”), provide financial guarantees, announced today that AAC, the Financial Oversight and Management Board for Puerto Rico (the “Oversight Board”), the Puerto Rico Sales Tax Financing Corporation (“COFINA”), Puerto Rico Fiscal Agency and Financial Advisory Authority, Bonistas Del Patio, Inc., other bond insurers, and certain holders of senior and junior COFINA bond claims have executed a Plan Support Agreement (the “COFINA Plan Support Agreement”) for the restructuring of all senior and junior COFINA bonds.
AAC insures $808.5 million of the initial principal amount of Senior COFINA Capital Appreciation Bonds (approximately $1,325.4 million of accreted value as of, but not including, the May 5, 2017 petition date (the “Petition Date”) in the COFINA Title III proceeding). AAC also owns approximately 58% of AAC-insured senior COFINA bonds.
The COFINA Plan Support Agreement furthers the agreement-in-principle announced by the Oversight Board on August 8, 2018. Under the COFINA Plan Support Agreement, the creditor parties agree, among other things, to support the filing of a plan of adjustment with respect to COFINA that provides for a distribution of Plan consideration comprised of new COFINA bonds and cash, with a face amount in the aggregate equal to approximately 93% (plus accrual, as of August 2018) of senior COFINA bond holders’ Petition Date claim amounts, without taking into account AAC’s insurance policy for the AAC-insured bonds, and a face amount of approximately 56% (plus accrual, as of August 2018 ) of junior COFINA bond holders’ Petition Date claim amounts. The contemplated Plan of Adjustment, once confirmed by the court overseeing COFINA’s Title III proceeding, will also finally resolve all COFINA-related litigation and validate the COFINA structure.
Under the COFINA Term Sheet (attached as an exhibit to the COFINA Plan Support Agreement), holders of AAC-insured senior COFINA bonds would have the option to elect to either (i) commute their rights in respect of the AAC insurance policy associated with the existing senior COFINA bonds, which bonds will be cancelled, in exchange for new COFINA bonds, cash amounts to be paid by COFINA, plus additional consideration provided by AAC, or (ii) exchange their senior COFINA bonds for trust certificates issued by a custodial trust, which trust would receive distributions from COFINA under the new COFINA bonds, plus payments under the existing AAC insurance policy in respect of any shortfalls. Payments on the new COFINA bonds deposited in the custodial trust would reduce AAC’s obligations on its insurance policy.
The terms of the COFINA Plan of Adjustment and related documentation which will effectuate the contemplated transactions remain subject to negotiation and court approval.
Claude LeBlanc, President and Chief Executive Officer of Ambac commented “While there is a lot of work left to be done, the execution of the COFINA Plan Support Agreement is a definitive step towards a final resolution of Puerto Rico’s debt restructuring and we are pleased to be a party to the COFINA Plan Support Agreement. The negotiated settlement of the Commonwealth-COFINA litigations also provides significant value to the Commonwealth through a sharing of the sales tax revenues, and resolution of the COFINA Title III proceedings will provide clarity regarding one of Ambac’s key adversely classified credits.”

The COFINA Plan Support Agreement, and related term sheet can be found on Ambac’s website under the heading “Information for Investors Regarding COFINA Plan Support Agreement.”
About Ambac
Ambac Financial Group, Inc. (“Ambac” or “AFG”), headquartered in New York City, is a holding company whose subsidiaries, including its principal operating subsidiaries, Ambac Assurance Corporation (“Ambac Assurance or AAC”), Everspan Financial Guarantee Corp. and Ambac Assurance UK Limited (“Ambac UK”), provide financial guarantees of obligations in both the public and private sectors globally. AAC is a guarantor of public finance and structured finance obligations. Ambac’s common stock trades on the NASDAQ Global Select Market under the symbol “AMBC”. The Amended and Restated Certificate of Incorporation of Ambac contains substantial restrictions on the ability to transfer Ambac’s common stock. Subject to limited exceptions, any attempted transfer of common stock shall be prohibited and void to the extent that, as a result of such transfer (or any series of transfers of which such transfer is a part), any person or group of persons shall become a holder of 5% or more of Ambac’s common stock or a holder of 5% or more of Ambac’s common stock increases its ownership interest. Ambac is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, we use our website to convey information about our businesses, including the anticipated release of quarterly financial results, quarterly financial, statistical and business-related information, and the posting of updates to the status of certain residential mortgage backed securities litigations. For more information, please go to www.ambac.com.

Contact:
Lisa A. Kampf
Managing Director, Investor Relations
(212) 208-3177
lkampf@ambac.com

Source: Ambac Financial Group, Inc.

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